UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  April 26, 2002 (April 11, 2002)

Analysts International Corporation
(Exact name of registrant as specified in its charter)

Minnesota	0-4090	41-0905408
(State or other jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification Number)

3601 West 76th Street, Minneapolis, Minnesota	55435-3000
(Address for principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 835-5900

ITEM 2.                  Acquisition or Disposition of Assets.

On April 11, 2002, the Registrant (the “Company”) and General Electric Capital Corporation (“GE Capital”) signed a credit agreement (the “Credit Agreement”) under which GE Capital agreed, among other things, to loan the Company up to $55 million on a revolving basis.  The Credit Agreement calls for a three-year term.  The lending limit is a percentage of the Company’s eligible accounts receivable, subject to reserves.  The initial amount of the limit is approximately $46 million.

The Company must pay monthly interest on money borrowed either at LIBOR plus 3% or at prime plus .75%, as elected by the Company at the initiation of a borrowing, with the principal being due in full together with unpaid accrued interest on April 16, 2005.  In addition, the Company must pay certain fees to GE Capital, including an annual fee of .5% of the average daily unused portion of the credit line and prepayment fees in the event the Company pays off all money borrowed and cancels the credit facility before April 16, 2005.  The Company pledged substantially all of its assets to secure its commitments under the Credit Agreement.

The Company borrowed a total of approximately $29.4 million under the above described credit facility on April 11, 2002 and used the proceeds to pay off the approximate $18.5 million principal amount outstanding and make-whole amounts under certain 9% unsecured Senior Notes and additional amounts to extinguish a 9% secured revolving credit line with Wells Fargo Bank, N.A.  At the date of closing approximately $16 million was available for additional working capital, capital expenditures and other normal corporate purposes.

The Company has no relationship with GE Capital other than as creditor and lender under the Credit Agreement and believes that none of its affiliates has any relationship with GE Capital.

The foregoing summary of the terms of the credit facility is qualified in its entirety by reference to the Credit Agreement, which is filed with this Form 8-K as an exhibit as well as the other documents related to the credit facility, which the Company will file if so directed by the Securities and Exchange Commission.

ITEM 7(c).             Exhibits.

2.1                 Credit Agreement.

2.2                 List of Omitted Schedules and Agreement to Furnish Omitted Schedules Upon Request.

99.1         Analysts International Corporation News Release dated April 17, 2002 announcing closing of asset-based credit facility with GE Capital.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf of the undersigned, thereunto duly authorized.

ANALYSTS INTERNATIONAL CORPORATION

Dated: April 26, 2002	By:
Colleen M. Davenport
Secretary and General Counsel